UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 5, 2026

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-37963	98-0630022
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
7700 Mills Civic Pkwy
West Des Moines, Iowa 50266
1 (515) 342-4678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Depositary Shares, each representing a 1/1,000th interest in a 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series A	ATHPrA	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 5.625% Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series B	ATHPrB	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 4.875% Fixed-Rate Perpetual Non-Cumulative Preferred Stock, Series D	ATHPrD	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 7.75% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series E	ATHPrE	New York Stock Exchange

7.250% Fixed-Rate Reset Junior Subordinated Debentures due 2064	ATHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition.

The information contained in Item 7.01 below under the heading “Preliminary Estimates for Alternative Net Investment Income” is hereby incorporated by reference into this Item 2.02.

Item 7.01         Regulation FD Disclosure.

Apollo Earnings Call

Apollo Global Management, Inc. (“Apollo”), the parent company of Athene Holding Ltd. (the “Company,” “we,” and “our”), will host a conference call to review Apollo’s financial results for the third quarter ended September 30, 2026 on November 3, 2026 at 8:30 a.m. ET via public webcast. During the conference call, Apollo senior management will provide information regarding the Company’s financial results for the third quarter ended September 30, 2026, and other business insights relating to the Company. The public webcast will be available on Apollo’s Investor Relations website at https://ir.apollo.com. A replay will be available at the same link one hour after the event.

Preliminary Estimates for Alternative Net Investment Income

Apollo and the Company are reporting preliminary estimates for the Company’s alternative net investment income for the third quarter ended September 30, 2026. This information is being reported prior to the availability of Apollo’s quarterly earnings release and quarterly financial supplement for the third quarter, scheduled for release on November 3, 2026.

The Company estimates that alternative net investment income will be approximately $375 million (pre-tax) for the third quarter ended September 30, 2026, which equates to an estimated 10% annualized return on alternative net investments. Within these alternative net investments, the Company estimates that the annualized return on its investment in a pooled investment vehicle, through which it holds the large majority of its alternative investments portfolio, equates to an estimated 9% for the third quarter ended September 30, 2026 and the annualized return on the Company’s investments in other alternative investments including its investments in retirement services platforms equates to an estimated 11% for the third quarter ended September 30, 2026. Alternative net investment income is a component of Spread Related Earnings.

Spread Related Earnings is a pre-tax, non-GAAP measure used to assess the Company’s financial performance. Refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 25, 2026 (“Annual Report”), and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed on August 10, 2026, which may be accessed at the Company’s Investor Relations website at ir.athene.com, for detailed definitions and reconciliations of the Company’s non-GAAP performance measures.

The preliminary financial results presented above are the responsibility of management and have been prepared in good faith on a basis consistent with prior periods. However, we have not completed our financial closing procedures for the period ended September 30, 2026, and our actual results may differ, possibly materially, from these preliminary financial results due to a variety of factors. Additionally, our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to these preliminary financial results and does not express an opinion or provide any other form of assurance with respect to these preliminary financial results or their achievability. During the course of the preparation of our consolidated financial statements and related notes as of and for the period ended September 30, 2026, we may identify items that would require us to make material adjustments to the preliminary financial results presented above. As a result, investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP. In addition, these preliminary financial results should not be interpreted as indicative of future performance.

The foregoing information is being furnished pursuant to Item 2.02 and/or Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing or document, except as shall be expressly set forth by specific reference in such a filing or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date:	October 5, 2026	/s/ Louis-Jacques Tanguy
Louis-Jacques Tanguy
Executive Vice President and Chief Financial Officer